EXHIBIT 99.1
Gladstone Land Announces
Second Quarter 2020 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, August 5, 2020: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the second quarter ended June 30, 2020. A description of funds from operations (“FFO”), core FFO (“CFFO”), adjusted FFO (“AFFO”), and net asset value (“NAV”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, is located at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of the Company’s common stock unless noted otherwise.  For further detail, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 (the “Form 10-Q”), which is available on the Investor Relations section of the Company’s website at www.GladstoneFarms.com.
Second Quarter 2020 Activity:

•	Portfolio Activity:

◦
Property Acquisitions: Acquired two new farms, consisting of 1,268 total acres, for approximately $17.7 million and paid additional compensation of approximately $3.2 million related to a farm acquired during August 2019 due to additional acreage being approved by the respective county for additional vineyard plantings. On a weighted-average basis, the initial, minimum net capitalization rate on these acquisitions is 6.2%; however, the leases on these farms contains certain provisions (e.g., annual rent escalations) that are expected to drive cash rents higher in future years.

◦
Leasing Activity: Renewed the lease on one of our farms located in California for an additional eight years, which is expected to result in an increase in annual net operating income of approximately $161,000, or 26.6%, over that of the prior lease.

•
Financing Activity—New Long-term Borrowings: Secured a total of approximately $16.3 million of new, long-term borrowings from three different lenders at an expected weighted-average effective interest rate of 2.81%. On a weighted-average basis, these rates are fixed for the next 9.2 years.

•	Equity Activity:

◦	Series C Preferred Stock: Sold 130,702 shares of our 6.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) for net proceeds of approximately $3.0 million.

◦	Common Stock: Sold 44,129 shares of common stock for net proceeds of approximately $707,000 under our “at-the-market” program (the “ATM Program”).

•
Increased and Paid Distributions: Increased the monthly distribution run rate on our common stock by 0.11% and paid total cash distributions of $0.1341 per share of common stock for April, May, and June 2020.

Second Quarter 2020 Results:
Net income for the quarter was approximately $182,000, compared to approximately $3.1 million in the prior quarter. Net loss to common stockholders and non-controlling OP Unitholders during the quarter was approximately $2.1 million, or $0.10 per share, compared to net income to common stockholders and non-controlling OP Unitholders of approximately $976,000, or $0.05 per share, in the prior quarter.
AFFO for the quarter was approximately $2.2 million, or $0.10 per common share, compared to approximately $5.4 million, or $0.25 per common share, in the prior quarter. Common stock dividends declared were approximately $0.13 per share for each quarter. The decrease in AFFO was primarily due to lower lease revenues recorded in the current quarter, partially offset by a decrease in certain operating expenses. In addition, we recorded approximately

$1.3 million of other income due to interest patronage received related to our borrowings with Farm Credit, which patronage income is generally recorded during the first quarter of each calendar year.
Total lease revenue decreased by approximately $2.6 million, or 17.3%, primarily driven by an early lease termination payment of approximately $3.0 million received from an outgoing tenant during the prior quarter, partially offset by additional revenues recorded from recent acquisitions. Our core operating expenses decreased primarily due to lower related-party fees during the current quarter, which was driven by an incentive fee earned by our investment adviser in the prior quarter, versus no fee earned during the current quarter, partially offset by additional costs incurred during the current quarter to repair certain underground irrigation improvements on one of our farms. In addition, aggregate dividends declared on our preferred stock (inclusive of our 6.00% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) and Series C Preferred Stock) increased due to additional issuances during and since the prior quarter.
Cash flows from operations for the current quarter increased, primarily due to the timing of when certain rental payments are scheduled to be paid pursuant to their respective leases and lower fees paid to related parties, partially offset by the receipt of an early lease termination payment during the prior quarter. Our NAV per share decreased by $0.40 from the prior quarter to $11.06 at June 30, 2020, primarily driven by ongoing capital improvements made on certain of our farms (which will not be reflected in the fair values of the properties until the respective projects are completed) and an increase in the fair value of our long-term borrowings due to changes in market interest rates.
Subsequent to June 30, 2020:

•
Portfolio Activity—Leasing Activity: Extended leases on two farms located in Florida for an additional two years that are expected to result in an aggregate increase in annual net operating income of approximately $11,000, or 10.0%, over that of the prior leases.

•	Equity Activity:

◦	Series C Preferred Stock: Sold 147,682 shares of the Series C Preferred Stock for net proceeds of approximately $3.4 million.

◦	Common Stock: Sold 343,925 shares of common stock for net proceeds of approximately $5.5 million under the ATM Program.

•
Increased Distributions:  Increased our distribution run rate by 0.22%, declaring monthly cash distributions of $0.0448 per share of common stock (including OP Units held by non-controlling OP Unitholders) for each of July, August, and September 2020.  This marks our 19th distribution increase over the past 22 quarters, during which time we have increased the distribution run rate by 49.3%.

Update on Rent Collections:  The Company granted extensions of up to 123 days to two tenants who owed semi-annual rent payments totaling approximately $343,000 (approximately 0.7% of annual portfolio cash rents). These payments were originally scheduled to be paid on July 1, 2020, and the rent deferrals we granted to these tenants extend the new due dates to be on or before November 1, 2020. Additional time was granted to these tenants due to delays in payments owed to them from their respective processors, which were primarily caused by the strict government-mandated lockdowns in the state of Michigan in response to COVID-19. In addition, the Company is currently awaiting payment from one other tenant who owed an annual rent payment of approximately $53,000 (approximately 0.1% of annual portfolio cash rents) in July 2020. The delay in this payment is primarily due to a delay in our farmer's receipt of certain insurance payouts; however, we currently expect this amount to be collected in full by the end of August 2020. Other than the aforementioned rent deferrals, we have neither received nor granted any other requests from tenants seeking relief as a result of COVID-19, and all other tenants are current in their rental payments to us.
Comments from David Gladstone, President and CEO of Gladstone Land:  “Operating results for the second quarter came in as expected, when compared to the slow start in 2019, and the team has a very healthy list of new farms they are seeking to acquire. The Company's farms continue to be 100% leased, and the team continues to have success with lease renewals at higher rental rates, which we believe indicates the strong demand by growers for the Company's farms. The impact on the Company's operations continue to be minimal, as most of its tenants sell their products to grocery stores, with very little of their sales going to restaurants and other segments of the food service industry. Based on pricing and sales volumes, the tenants on the Company's farms seem to be in position to have a very good year. With the exception of the situations noted above, all of the Company's tenants are current in their rental payments, and we do not currently foresee any reason for that to change in the future. The reactions of the various state and local governments to COVID-19 thus far do not seem to have injured our tenant-farmers to any great extent.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	6/30/2020	3/31/2020	($ / #)	(%)
Operating Data:
Total operating revenues	$12,638	$15,280	$(2,642)	(17.3)%
Total operating expenses, net of credits	(6,454)	(8,083)	1,629	(20.2)%
Other expenses, net	(6,002)	(4,096)	(1,906)	46.5%
Net income	$182	$3,101	$(2,919)	(94.1)%
Less: Aggregate dividends declared on Series B and Series C Preferred Stock	(2,262)	(2,125)	(137)	6.4%
Net (loss) income available to common stockholders and non-controlling OP Unitholders	(2,080)	976	(3,056)	N/A
Plus: Real estate and intangible depreciation and amortization	3,843	4,257	(414)	(9.7)%
Plus: Losses on dispositions of real estate assets, net	567	99	468	472.7%
Adjustments for unconsolidated entities(1)	4	4	—	—%
FFO available to common stockholders and non-controlling OP Unitholders	2,334	5,336	(3,002)	(56.3)%
Plus: Acquisition- and disposition-related expenses	64	10	54	540.0%
Plus (less): Other charges (receipts), net(2)	16	(79)	95	N/A
CFFO available to common stockholders and non-controlling OP Unitholders	2,414	5,267	(2,853)	(54.2)%
Net adjustment for normalized cash rents(3)	(411)	(4)	(407)	10,175.0%
Plus: Amortization of debt issuance costs	186	179	7	3.9%
AFFO available to common stockholders and non-controlling OP Unitholders	$2,189	$5,442	$(3,253)	(59.8)%

Share and Per-Share Data:
Weighted-average common stock outstanding—basic and diluted	21,418,455	21,262,080	156,375	0.7%
Weighted-average common non-controlling OP Units outstanding	224,940	288,303	(63,363)	(22.0)%
Weighted-average total common shares outstanding	21,643,395	21,550,383	93,012	0.4%

Diluted net income (loss) per weighted-average total common share	$(0.095)	$0.045	$(0.140)	N/A
Diluted FFO per weighted-average total common share	$0.109	$0.248	$(0.139)	(56.0)%
Diluted CFFO per weighted-average total common share	$0.113	$0.244	$(0.131)	(53.7)%
Diluted AFFO per weighted-average total common share	$0.102	$0.253	$(0.151)	(59.7)%
Cash distributions declared per total common share	$0.134	$0.134	$0.000	0.1%

Balance Sheet Data:
Net investments in real estate, at cost(4)	$822,523	$801,510	$21,013	2.6%
Total assets	$856,689	$841,120	$15,569	1.9%
Total indebtedness(5)	$523,512	$509,412	$14,100	2.8%
Total equity	$306,383	$308,055	$(1,672)	(0.5)%
Total common shares outstanding	21,678,890	21,634,761	44,129	0.2%

Other Data:
Cash flows from operations	$6,441	$3,496	$2,945	84.2%
Farms owned	115	113	2	1.8%
Acres owned	89,128	87,860	1,268	1.4%
Occupancy rate(6)	100.0%	100.0%	—%	—%
Farmland portfolio value	$911,770	$891,555	$20,215	2.3%
NAV per common share	$11.06	$11.46	$(0.40)	(3.5)%

(1)	Represents our pro-rata share of depreciation expense recorded in unconsolidated entities during the respective periods.

(2)
Consists primarily of (i) our pro-rata share of loss (income) recorded from investments in unconsolidated entities, and, for the three months ended March 31, 2020, only, (ii) net property and casualty recoveries recorded related to damage caused to certain irrigation improvements by natural disasters on certain of our properties.

(3)
This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.

(4)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(5)	Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series A Term Preferred Stock.

(6)	Based on gross acreage.
Conference Call for Stockholders:  The Company will hold a conference call on Thursday, August 6, 2020, at 8:30 a.m. (EDT) to discuss its earnings results.  Please call (833) 423-0495 and enter conference number 5692957 to join the conference.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through August 13, 2020.  To hear the replay, please dial (855) 859-2056, and use playback conference number 5692957.  The live audio broadcast of the Company’s conference call will also be available online at the Company’s website, www.GladstoneFarms.com. The event will be archived and available for replay on the Company’s website through October 6, 2020.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S. and leases its properties to unrelated third-party farmers.  The Company, which reports the aggregate fair value of its farmland holdings on a quarterly basis, currently owns 115 farms, comprised of approximately 89,000 acres in 10 different states, valued at approximately $912 million. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, figs, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 10 to 20-plus years and harvested annually.  The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  The Company pays monthly distributions to its stockholders and has paid 90 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 19 times over the prior 22 quarters, and the current per-share distribution on its common stock is $0.0448 per month, or $0.5376 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneFarms.com.
Owners or brokers who have farmland for sale in the U.S. should contact:

•	Eastern U.S. – Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com;

•	Midwest U.S. – Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com; or

•	Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com, or Tony Marci at (831) 225-0883 or Tony.M@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.
Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by independent, third-party appraisers; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity available to common stockholders and non-controlling OP Unitholders, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held by non-controlling third parties).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$306,383
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(822,523)
Plus: estimated fair value of real estate holdings(2)	911,770
Net fair value adjustment for real estate holdings		89,247
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	523,412
Less: fair value of aggregate long-term indebtedness(3)(4)	(526,718)
Net fair value adjustment for long-term indebtedness		(3,306)
Estimated NAV		392,324
Less: aggregate fair value of Series B and Series C Preferred Stock(5)		(152,580)
Estimated NAV available to common stockholders and non-controlling OP Unitholders		$239,744
Total common shares and OP Units outstanding(6)		21,678,890
Estimated NAV per common share and OP Unit		$11.06

(1)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(2)	As determined by the Company's valuation policy and approved by its board of directors.

(3)	Includes the principal balances outstanding of all long-term borrowings (consisting of notes and bonds payable) and the Series A Term Preferred Stock.

(4)	Long-term notes and bonds payable were valued using a discounted cash flow model. The Series A Term Preferred Stock was valued based on its closing stock price as of June 30, 2020.

(5)	Valued at the securities' respective liquidation values.

(6)	Includes 21,534,739 shares of common stock and 144,151 OP Units held by non-controlling OP Unitholders.
Comparison of our estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Company’s Form 10-K, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company’s ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption “Risk Factors” within the Company's Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on February 19, 2020, and certain other documents filed with the SEC from time to time.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, +1-703-287-5893